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                                                                 Exhibit (J)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We consent to the incorporation by reference in this Post-Effective Amendment No. 52 to Registration Statement No. 333-66807 on Form N-1A of our reports dated February 25, 2005, relating to the financial statements and financial highlights of E*TRADE funds, including E*TRADE Technology Fund, E*TRADE Russell 2000 Index Fund, E*TRADE S&P 500 Index Fund, and E*TRADE International Index Fund, appearing in the Annual Report on Form N-CSR of E*TRADE Funds for the year ended December 31, 2004. we also consent to the references to us under the headings "FINANCIAL HIGHLIGHTS" in the Prospectus and "INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York
April 28, 2006